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                                                                 Exhibit h.I.(6)

                 AMENDED AND RESTATED SHAREHOLDER SERVICES PLAN

                           FOR SERVICE CLASS SHARES OF

                               ECLIPSE FUNDS INC.

                  WHEREAS, Eclipse Funds Inc., a Maryland corporation (formerly MainStay Institutional Funds Inc.) (the "Company"), engages in business as an open-end management investment company and is registered under the Investment Company Act of 1940, as amended (the "Act");

                  WHEREAS, shares of common stock of the Company currently are divided into a number of separate series (each individually, a "Fund," and collectively, the "Funds") as set forth in Schedule A, as amended from time to time; and

                  WHEREAS, shares of each of the Funds are issued in seven classes, including "Service Class;" and

                  WHEREAS, the Board of Directors of the Company has adopted this Shareholder Services Plan ("Plan") for the benefit of the Company, each of the Funds, and their respective shareholders; and

                  WHEREAS, on behalf of the Funds, the Company desires to appoint New York Life Investment Management LLC ("NYLIM"), its affiliates, or independent third-party service providers to provide certain services to holders of the Class R2 Shares of the Funds under the terms and conditions described herein.

                  WHEREAS, the Board has determined that there is a reasonable likelihood that adoption of the Plan will benefit the Company, each Fund and its respective shareholders;

                  WHEREAS, the Company desires to amend and restate the Plan, effective January 1, 2004 or such other date as an officer of the Company determines, to amend the "service activities" that may be provided under the Plan in order to conform the Plan to similar plans the Company has adopted for other classes of shares of the Funds; and

                  NOW, THEREFORE, the Company hereby adopts this Amended and Restated Shareholder Services Plan on behalf of the Service Class Shares of the Funds, subject to the following terms and conditions:

         A. Each Fund is authorized to pay NYLIM, its affiliates, or independent third-party service providers, as compensation for service activities (as defined in Paragraph D. hereof ) rendered by NYLIM to holders of the Service Class Shares of a Fund, a shareholder service fee at the rate of 0.25%, on an annualized basis, of the average daily net asset value of the Service Class Shares of the Fund (the "Fee"). Such Fee shall be calculated daily and paid monthly or at such other intervals as the Board shall determine. NYLIM is authorized to pay its affiliates or

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independent third-party service providers for performing service activities consistent with this Plan.

         B. The Plan shall not take effect with respect to a class of shares of a Fund until it, together with any related agreements, has been approved by votes of a majority of both (a) the Directors of the Company and (b) those Directors of the Company who are not "interested persons" of the Company (as defined in the Act) and who have no direct or indirect financial interest in the operation of the Plan or any agreements related to it (the "Plan Directors"), cast in person at a meeting (or meetings) called for the purpose of voting on the Plan and such related agreements.

         C. The Plan shall continue in full force and effect as to a Fund for so long as such continuance is specifically approved at least annually in the manner provided for approval of the Plan in Paragraph B. hereof.

         D. NYLIM shall provide to the Board, and the Board shall review at least quarterly, a written report of the amounts expended in connection with its performance of "service activities," as defined in this Paragraph D., and the purposes for which such expenditures were made. NYLIM shall submit only information regarding amounts expended for "service activities" to the Board in support of the Fee payable hereunder.

         For purposes of the Plan, "service activities" shall include any personal services or account maintenance services, which may include but are not limited to activities in connection with the provision of personal, continuing services to investors in each Fund; transfer agent and subtransfer agent services for beneficial owners of Fund shares; receiving, aggregating and processing purchase and redemption orders; providing and maintaining retirement plan records; communicating periodically with shareholders and answering questions and handling correspondence from shareholders about their accounts; acting as the sole shareholder of record and nominee for shareholders; maintaining account records and providing beneficial owners with account statements; processing dividend payments; issuing shareholder reports and transaction confirmations; providing subaccounting services for Fund shares held beneficially; forwarding shareholder communications to beneficial owners; receiving, tabulating and transmitting proxies executed by beneficial owners; performing daily investment ("sweep") functions for shareholders; providing investment advisory services; and general account administration activities. Overhead and other expenses related to "service activities," including telephone and other communications expenses, may be included in the information regarding amounts expended for such activities.

         E. The amount of the Fee payable to NYLIM, its affiliates, or independent third-party service providers, under Paragraph A. hereof is not related directly to expenses incurred by NYLIM, its affiliates, or independent third-party service providers on behalf of a Fund in servicing holders of Service Class Shares of the Fund. The Fee set forth in Paragraph A. hereof will be paid by a Fund to NYLIM, its affiliates, or independent third-party service providers, until the Plan is terminated or not renewed with respect to that Fund. If the Plan is terminated or not renewed with respect to a Fund, any expenses incurred by NYLIM, its affiliates or independent third-party service providers, on behalf of the Fund, in excess of the payments of the Fee specified in Paragraph A. hereof which NYLIM, its affiliates, or independent third-party service providers, has received or accrued through the termination date are the sole responsibility

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and liability of NYLIM, its affiliates, or independent third-party service providers, and are not obligations of the Fund.

         F. This Plan may be terminated as to any Fund at any time, without payment of any penalty, by vote of a majority of the Plan Directors or by a vote of a majority of the outstanding voting securities of the affected class of a Fund on not more than 30 days' written notice to any other party to the Plan.

         G. While this Plan is in effect, the selection and nomination of Directors who are not interested persons (as defined in the Act) of the Company shall be committed to the discretion of the Directors who are not such interested persons.

         H. The Company shall preserve copies of this Plan and any related agreements and all reports made pursuant to Paragraph D. hereof, for a period of not less than six years from the date of this Plan, any such agreement or any such report, as the case may be, the first two years in an easily accessible place.

         I. The Plan may be amended at any time with respect to a Fund provided that any amendment to increase materially the amount of the Fee provided for in Paragraph A. is invalid and unenforceable unless such amendment is approved in the manner provided for approval in Paragraph B. hereof, and by a majority (as defined in the Act) of the outstanding voting securities of the Service Class Shares of the Fund, and no material amendment to the Plan shall be made unless approved in the manner provided for approval in Paragraph B. hereof.

Adopted by the Board on
September 24, 2003
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                                   SCHEDULE A
                             (as of January 1, 2004)

                               All Cap Growth Fund

                               All Cap Value Fund

                               Asset Manager Fund

                               Cash Reserves Fund

                               Indexed Bond Fund

                           Intermediate Term Bond Fund

                         International Broad Market Fund

                            International Equity Fund

                                Mid Cap Core Fund

                               S&P 500 Index Fund

                              Short Term Bond Fund